UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM  8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  September 4, 2007

World Energy Solutions, Inc.

(Exact name of Small Business Issuer in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-25097

(Commission File Number)

65-078-3722

(IRS Employer Identification No.)

3900A 31st Street N., St. Petersburg, Florida  33714

(Address of Principal Executive Offices and Zip Code)

(727) 525-5552

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]

Written communications pursuant to Rule 425 under the Securities Act

(17 CFR 230.425)

[__]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

(17 CFR 240.14a-12)

[__]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]

Pre-commencement to medications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 8 – Other Events

Item 8.01 Other Events.

World Energy Solutions, Inc. (the “Company”) has signed a Research Agreement with the University of Florida for the design of the Company's “Pure Air” filtration system. Early prototypes of the “Pure Air” technology have shown to remove 99% of all targeted compounds.

The Research Agreement is being sponsored by the University's Environmental Systems Commercial Space Technology Center (ES-CSTC) at Gainesville, Florida, under the initiative of its Director, Mr. William Sheehan. Mr. Sheehan and his team have agreed to assist the Company in identifying and pursuing the commercialization of the “Pure Air” technology. ES-CSTC member, Ms. Kristen Riley, formerly of NASA, will be in charge of identifying industrial and commercial applications for the technology and leading its marketing efforts. The “Pure Air” technology is a derivative of NASA-sponsored research at the University.

The NASA Johnson Space Center funded the original study by the University for the “Pure Air” technology through its Advanced Life Support program which focuses on the need to revitalize air for long-duration space flights.

Dr. David Mazyck of the University of Florida and Technical Lead for the ES-CSTC will provide the design details based on pre-production units and previous experimental models. After production, the University will evaluate the commercial readiness of the “Pure Air” technology.

The “Pure Air” prototype is expected to be completed within 3 weeks and be ready for trials by September 25, 2007. Assembly will be carried out at World Energy Solutions' Research & Development laboratory, adjacent to the Company's corporate headquarters in St. Petersburg, Florida. Testing is estimated to take an additional 1-2 months at which time the prototype will be exhibited to manufacturers of “pure air” equipment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD ENERGY SOLUTIONS, INC.

By:

/s/:  Benjamin C. Croxton__________

Benjamin C. Croxton, Chief Executive Officer

DATED:  September 4, 2007.

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